EXHIBIT 99.1

Nanophase Reports Second Quarter Revenue of $2.9 Million

Company Expects 2011 Revenue to Exceed That of 2010

ROMEOVILLE, Ill., Aug. 3, 2011 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (Nasdaq:NANX), a technology leader in nanomaterials and advanced nanoengineered products, today reported financial results for the second quarter and six-month period ended June 30, 2011.

Nanophase CEO and President Jess Jankowski commented, "Year-to-date revenue is ahead of last year and we believe that gap will grow as we move through the second half of 2011. We look to post unusually steady performance for our company, at a higher level than last year, which was significantly better than the year before that."

Second Quarter 2011

  Revenue for the quarter was $2.9 million, down approximately $0.4 million from the second quarter of 2010, which happened to be the highest revenue level reported during 2010. Second quarter 2011 revenue of $2.9 million exceeded first quarter 2011 revenue of $2.8 million, as well as three of the four quarters of 2010.
  Gross margin for the quarter was $1.0 million, or 34 percent of revenue, slightly below the 36 percent posted during the second quarter of 2010.
  The net loss for the quarter was $0.5 million, or a loss of $0.02 per share, which compares to a net loss of $0.1 million, or $0.01 per share, for the second quarter of 2010.
  The balance sheet is strong with approximately $3.5 million in cash and cash equivalents. The Company has no debt.

Jankowski continued, "Revenue in our traditionally strong areas of Personal Care and Exterior Coatings tends to be seasonal as it is primarily derived from UV protection products sold in the North American market. Our goal is to reduce seasonality as we grow revenue, first with markets that aren't seasonal such as polishing and scratch resistant coatings and second by extending our reach into new markets for our traditional product lines."

Six months ended June 30, 2011

  Revenue for the six-month period ended June 30, 2011, was $5.7 million, an increase of 7 percent, when compared to revenue of $5.3 million for the same period of 2010.
  Gross margin for the six-month period was $1.9 million, or 33 percent of revenue, a 13 percent increase from the $1.7 million, or 32 percent of revenue, for the same period of 2010.
  The net loss for the six-month period was $1.1 million, or a loss of $0.05 per share, a 15 percent improvement compared to the net loss of $1.3 million, or $0.06 per share, for the same period of 2010.

Jankowski continued, "Our sales team is working with qualified prospects from the European Coatings Show to support our expansion plans in scratch resistant additives. We are also working with contacts from the recent Semicon West (Electronics) Show to support our initiatives in various polishing areas. Over the next six months we will exhibit and/or attend several industry conferences as we continue on our path to focus more on immediate customer needs than developing the technology itself.

"The continued export limitations and related price explosion for rare earth materials, a classification that includes the cerium oxide we use in polishing applications, is an area of increased focus for us. In partnership with our customers and suppliers, we have managed the issue thus far, recognizing that it represents a risk to polishing revenue. As new mines and processing facilities come on line in 2012, there is a general expectation that prices will retreat as global supply increases. To be clear, the materials Nanophase works with outside of our polishing business are not included in the rare earth classification and are not impacted by this supply issue. The long term health of this particular aspect of our business will be impacted by the cost and availability of raw materials.

"We expect third and fourth quarter 2011 revenue to exceed the third and fourth quarters of 2010. We continue to move new customer activities forward. The timing of projects getting through testing and design phases and into commercial revenue is significant to our strategy."

Shareholders and members of the financial community are encouraged to participate in the upcoming conference call, where Mr. Jankowski will discuss the company's current and long-term prospects.

Second Quarter 2011 Conference Call

Nanophase has scheduled its quarterly conference call for August 4, 2011, at 10:00 a.m. CDT (11:00 a.m. EDT). The call will be hosted by Jess Jankowski, president and CEO. To participate in the conference call, dial 877-312-8776 (for international callers dial 408-774-4007). The conference ID is 86070476. A webcast of the call may be accessed at the company's website, at www.nanophase.com, by clicking on the link under News Center and Calendar of Events.

Use of Non-GAAP Financial Information

Nanophase believes that the presentation of results excluding certain items, such as severance charges and non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2008 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as "expects," "shall," "will,", "believes," and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company's dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company's nanocrystalline materials; the Company's manufacturing capacity and product mix flexibility in light of customer demand; the Company's limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company's dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other factors described in the Company's Form 10-K filed March 22, 2011. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

	June 30,
	2011	December 31,
ASSETS	(Unaudited)	2010

Current assets:
Cash and cash equivalents	$ 3,465,507	$ 5,744,322
Investments	30,000	30,000
Trade accounts receivable, less allowance for doubtful accounts of $6,000 and $3,000 on June 30, 2011 and December 31, 2010, respectively	1,539,341	765,250
Other receivable	77,602	14,260
Inventories, net	1,918,197	1,825,882
Prepaid expenses and other current assets	501,351	346,926
Total current assets	7,531,998	8,726,640

Equipment and leasehold improvements, net	4,233,921	4,721,672
Other assets, net	33,565	34,799
	$ 11,799,484	$ 13,483,111

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	--	748
Accounts payable	644,985	918,527
Accrued expenses	589,756	1,047,509
Accrued discount liabilities	215,460	296,235
Total current liabilities	1,450,201	2,263,019

Long-term deferred rent	641,464	635,523
Asset retirement obligation	144,901	141,407
	786,365	776,930

Contingent liabilities:	--	--

Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	--	--
Common stock, $.01 par value, 35,000,000 shares authorized; 21,204,162 shares issued and outstanding on June 30, 2011 and December 31, 2010, respectively	212,042	212,042
Additional paid-in capital	92,877,849	92,674,786
Accumulated deficit	(83,526,973)	(82,443,666)
Total stockholders' equity	9,562,918	10,443,162
	$ 11,799,484	$ 13,483,111

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product revenue, net	$ 2,835,357	$ 3,244,343	$ 5,541,790	$ 5,174,945
Other revenue	87,851	85,447	167,104	165,027
Total revenue	2,923,208	3,329,790	5,708,894	5,339,972

Operating expense:
Cost of revenue	1,943,429	2,128,711	3,805,088	3,655,808
Gross Profit	979,779	1,201,079	1,903,806	1,684,164

Research and development expense	459,996	360,812	861,021	790,075
Selling, general and administrative expense	1,049,892	972,225	2,127,589	2,184,642
Loss from operations	(530,109)	(131,958)	(1,084,804)	(1,290,553)
Interest income	1,444	2,129	3,338	16,264
Interest expense	(900)	(564)	(1,798)	(1,253)
Other, net	--	3,462	(43)	3,462
Loss before provision for income taxes	(529,565)	(126,931)	(1,083,307)	(1,272,080)
Provision for income taxes	--	--	--	--
Net loss	$ (529,565)	$ (126,931)	$ (1,083,307)	$ (1,272,080)

Net loss per share- basic and diluted	$ (0.02)	$ (0.01)	$ (0.05)	$ (0.06)

Weighted average number of common shares outstanding	21,204,162	21,204,162	21,204,162	21,204,162

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS - EXPANDED SCHEDULE

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product revenue, net	$ 2,835,357	$ 3,244,343	$ 5,541,790	$ 5,174,945
Other revenue	87,851	85,447	167,104	165,027
Total revenue	2,923,208	3,329,790	5,708,894	5,339,972

Operating expense:
Cost of revenue detail:
Depreciation	223,220	223,450	445,344	447,480
Non-Cash equity compensation	12,732	15,027	23,268	25,982
Other costs of revenue	1,707,477	1,890,234	3,336,476	3,182,346
Cost of revenue	1,943,429	2,128,711	3,805,088	3,655,808
Gross profit	979,779	1,201,079	1,903,806	1,684,164

Research and development expense detail:
Depreciation	35,874	33,455	71,946	90,153
Non-Cash equity compensation	26,936	27,827	48,228	47,107
Other research and development expense	397,186	299,530	740,847	652,815
Research and development expense	459,996	360,812	861,021	790,075

Selling, general and administrative expense detail:
Depreciation and amortization	22,746	24,799	46,474	49,533
Non-Cash equity compensation	52,354	44,401	129,634	169,751
Other selling, general and administrative expense	974,792	903,025	1,951,481	1,965,358
Selling, general and administrative expense	1,049,892	972,225	2,127,589	2,184,642
Loss from operations	(530,109)	(131,958)	(1,084,804)	(1,290,553)
Interest income	1,444	2,129	3,338	16,264
Interest expense	(900)	(564)	(1,798)	(1,253)
Other, net	--	3,462	(43)	3,462
Loss before provision for income taxes	(529,565)	(126,931)	(1,083,307)	(1,272,080)
Provision for income taxes	--	--	--	--
Net loss	$ (529,565)	$ (126,931)	$ (1,083,307)	$ (1,272,080)

Non-GAAP Disclosure (see note regarding Non-GAAP disclosures):
Addback Interest, net	(544)	(1,565)	(1,540)	(15,011)
Addback Depreciation/Amortization	281,840	281,704	563,764	587,166
Addback Non-Cash Equity Compensation	92,022	87,255	201,130	242,840

Adjusted EBITDA	$ (156,247)	$ 240,463	$ (319,953)	$ (457,085)
CONTACT: Nancy Baldwin
         Investor Relations
         630-771-6708